Alliance Americas Government Income Trust, Inc.
Exhibit 77C

77C Matters submitted to a vote of security holders

A Special Meeting of Shareholders of Alliance Americas Government Income Trust, Inc. (AAGIT) was held on February 22, 2002. A description of each proposal and number of shares voted at the meeting are as follows:

                                               Abstained/
                              Voted            Authority
                              For              Withheld
To elect the Directors
of AAGIT for a term of
indefinite duration
until his or her
successor is duly
elected and qualified.

John D. Carifa                173,339,936      4,409,643

David H. Dievler              173,103,286      4,646,293

John H. Dobkin                172,707,202      5,042,377

William H. Foulk, Jr.         172,712,404      5,037,175

Clifford L. Michel            172,762,413      4,987,166

Donald J. Robinson            172,700,254      5,049,325

Ruth Block                    173,158,324      4,591,255


                                                              Abstained/
                              Voted            Voted          Authority
                              For              Against        Withheld
Approval of the amendment
of a Fundamental Investment
Policy change.                125,756,179      6,240,526      5,172,281